Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Sara F. Herrmann
Director, Communications
(716) 684-8060
sherrmann@ene.com

Ecology and Environment Inc. Joins WSP Global Inc.

LANCASTER, N.Y., December 31, 2019 – Ecology and Environment Inc. (“E & E”) (Nasdaq: EEI) today announced the completion of its previously reported acquisition by WSP Global Inc. (“WSP”). WSP is one of the world’s leading professional services firms, providing technical expertise and strategic advice to clients in the transportation and infrastructure, property and buildings, environment, industry, resources and energy sectors, as well as offering project and program delivery and advisory services. The acquisition of E & E will allow WSP to scale and strengthen its environmental capabilities.

The purchase price payable for each share of E&E’s Class A and Class B common stock in connection with the acquisition is $15.00 per share, plus a special dividend of $0.50 per share payable to holders of record as of the close of business on December 30, 2019. “The Board is pleased to have delivered significant value to E & E’s shareholders and to provide new opportunities for our employees and our clients,” said Marshall Heinberg, E & E’s Executive Chairman. “The cultural fit and vision of the two organizations, combined with achieving more than a 52% premium for our shareholders over E & E’s closing share price prior to the acquisition’s original announcement, achieves the Board’s objective of providing value and opportunities for all of our constituents.”

“This is an exciting day for E & E,” said Todd Musterait, E & E’s President of US Operations. “In addition to a strong cultural fit and aligned strategic goals, joining together with WSP strengthens our competitive position through WSP’s global platform, allowing us to provide a greater scope of services to clients. Importantly, this merger brings together experienced and dedicated staff from both firms and provides E & E’s talented people with a tremendous opportunity for professional growth. We look forward to working together with the WSP team.”

About Ecology and Environment Inc.
E & E is a global network of innovators and problem solvers, dedicated professionals and industry leaders in scientific, engineering, and planning disciplines working collaboratively with clients to develop technically sound, science-based solutions to the leading environmental challenges of our time. For additional information, please visit www.ene.com.

About WSP Global Inc.
As one of the world's leading professional services firms, WSP provides engineering and design services to clients in the Transportation & Infrastructure, Property & Buildings, Environment, Power & Energy, Resources and Industry sectors, as well as offering strategic advisory services. WSP’s experts include engineers, advisors, technicians, scientists, architects, planners, surveyors and environmental specialists, as well as other design, program and construction management professionals. With approximately 50,000 talented people globally, WSP is uniquely positioned to deliver successful and sustainable projects, wherever its clients need.  For additional information, please visit www.wsp.com.